UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2010

Transfer Technology International Corp.
 (Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other Jurisdiction of Incorporation or organization)	000-27131 (Commission File Number)	88-0381258 (IRS Employer I.D. No.)
___________________________

2240 Twelve Oaks Way, Suite 101-1
Wesley Chapel, Florida  33544
Tel:  (813) 388-6891
Fax:  (813) 428-5990
 (Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

N/A
(Former name and/or address if changed since last report)

Item 3.02  Unregistered Sales of Equity Securities

The Company has issued an aggregate of 12,489,090 Rule 144 restricted shares of common stock of the Company to a total of 36 persons and/or entities.  The shares were issued as compensation, to consultants in exchange for services rendered for the Company, to investors in exchange for investment proceeds and to converted noteholders.  The valuation of the consideration received by the Company ranged from $0.01 to $0.125 per share depending upon the transaction.  The issuance of the shares to consultants and converted noteholders was exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act since the shares were issued by the Company and did not involve any public offering.  These share recipients are closely related to and well known by the Company.  The shares issued in exchange for investment proceeds were exempt from the registration requirements of Section 5 of the Act under Section 4(2) of the Act pursuant to the safe harbor set forth in Rule 506 promulgated under the Act.  In connection with the sale and issuance of the 506 shares, there was no general solicitation, appropriate disclosure information was distributed, all investors are accredited investors as defined in Rule 501.  All shares issued are restricted shares pursuant to Rule 144 promulgated under the Act.

Item 5.02  Departure and Appointment of Certain Officers

On August 26, 2010, the board of directors of the Company accepted the resignation of Mr. Robert Calamunci as the Principal Financial Officer and Principal Accounting Officer of the  Company and elected Mr. Chris Trina as the new Principal Financial Officer and Principal Accounting Officer of the Company.  Mr. Trina also serves as the CEO of the Company, a position he has held since September, 2007.  Prior to joining TTIN, Mr. Trina was a Senior Investment Advisor with National Securities Corporation from November 2006 through March 2007. Mr. Trina was the President of Secure Financial Assets Group, a retail brokerage firm, from September 2005 through September 2006. From September 1997 to August 2005, Mr. Trina was the Senior Vice President of Sales at Gunnallen Financial, Inc. Since June 1997, Mr. Trina has been the President and sole stockholder of Windsor Financial Holdings, Inc, a private investment banking and insurance firm. Mr. Trina has twenty-one years Wall Street experience and received his Bachelor of Science degree in Accountancy from the University of South Florida in 1985.  Mr. Trina is 46 years of age.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transfer Technology International Corp.

Dated: September 8, 2010                                  By: /s/ Chris Trina
       Chris Trina
       Chief Executive Officer